(FISHER SCIENTIFIC LOGO)

NEWS RELEASE                                                  Exhibit 99.1


MEDIA CONTACT:                          INVESTOR CONTACT:
Gia L. Oei, 603-929-2489                Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com        E-mail: Carolyn.Miller@nh.fishersci.com



              FISHER SCIENTIFIC REPORTS RECORD THIRD-QUARTER SALES;
            REITERATES REVENUE GROWTH AND OPERATING MARGIN GUIDANCE;
                    NARROWS 2004 AND 2005 EPS GUIDANCE RANGE

HAMPTON, N.H., Nov. 3, 2004 -- Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record third-quarter sales for the three months ended Sept. 30, 2004, reflecting contributions from Apogent -- acquired by Fisher on Aug. 2 -- and continued strong organic growth in the company's scientific products and services business.

         "We are excited that our merger with Apogent is completed and are optimistic about the prospects of the combined company," said Paul M. Montrone, chairman and chief executive officer. "We also are pleased with our results for the quarter, and the progress we have made on our growth initiatives."

THIRD-QUARTER REPORTED RESULTS

         Sales for the third quarter increased 42 percent to $1,263.0 million compared with $890.0 million in the corresponding period of 2003. Excluding the effect of foreign exchange, sales totaled $1,238.4 million in the third quarter, a 39 percent increase over the same quarter in 2003, with 10 points of this increase from organic growth. Including $68.9 million ($109.0 million pre tax) of nonrecurring inventory step-up costs related to current-year acquisitions, integration costs related to the Apogent transaction and refinancing costs, third-quarter net income was $10.8 million, or 10 cents per diluted share, compared with $27.7 million, or 47 cents per diluted share, in the third quarter of 2003.

                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 2


         For the nine months ended Sept. 30, 2004, sales totaled $3,331.6 million, a 29 percent increase over sales of $2,587.9 million in the corresponding period last year. Excluding the $68.6 million favorable effect of foreign exchange, sales totaled $3,263.0 million, a 26 percent increase compared with sales for the first nine months of 2003. Net income for the nine months ended Sept. 30, 2004, was $90.1 million, or $1.11 per diluted share. Net income in the corresponding period of 2003 was $59.8 million, or $1.02 per diluted share.

         For the first nine months of 2004, Fisher generated $242.5 million in cash from operations, resulting from an increase in earnings and continued improvements in working-capital management. Capital expenditures year to date were $57.1 million, reflecting increased investments in Fisher's biochemicals and clinical-services businesses. In the first nine months, free-cash flow, defined as cash from operations less capital expenditures, totaled $185.4 million.

PRO FORMA FINANCIAL RESULTS

         The following discussion excludes inventory step-up amounts, nonrecurring and restructuring charges related to acquisitions, debt refinancing and other one-time costs in 2003 and 2004. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).

         Income from operations for the third quarter more than doubled to $146.4 million compared with $72.6 million in the same quarter of 2003, reflecting the effect of acquisitions and contributions from the base business.

                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 3

         Third-quarter net income nearly doubled to $79.7 million compared with net income of $40.5 million in the corresponding period of 2003, reflecting an improvement in operating income partially offset by an increase in interest expense and the effective tax rate, both of which are attributable to the Apogent transaction. Diluted earnings per share (EPS) were 75 cents in the third quarter compared with 68 cents in the third quarter of 2003.

         Income from operations for the nine-month period increased to $317.7 million compared with $200.4 million during the same period in the prior year. Net income for the first nine months of 2004 increased to $171.9 million compared with $103.6 million in the same period of 2003. Year-to-date earnings were $2.12 per diluted share compared with $1.77 per diluted share in the corresponding period of 2003.

BUSINESS-SEGMENT RESULTS

         Excluding the effect of foreign exchange, sales of scientific products and services in the third quarter totaled $922.8 million, a 46 percent increase compared with the same period in 2003, with 15 points of this increase from organic growth. Organic sales growth was driven by robust sales in the United States, including sales of safety-related products, as well as increased growth in international markets. Operating income increased to $112.3 million from $62.5 million in the corresponding period of 2003, primarily reflecting the effect of the Apogent, Oxoid and Dharmacon transactions and contributions from the base business.

         Year to date, excluding the effect of foreign exchange, sales of scientific products and services increased 34 percent to $2,412.9 million compared with $1,804.4 million in the first nine months of 2003. Operating income grew in the nine-month period to $255.1 million, a 54 percent increase over the same period in 2003.

                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 4

         Excluding the effect of foreign exchange, sales of healthcare products and services totaled $282.2 million in the third quarter, a 33 percent increase compared with $212.6 million in the prior year's quarter, reflecting contributions from Apogent. Operating income increased to $33.6 million compared with $7.3 million in the third quarter last year, reflecting the effect of the Apogent transaction as well as the benefits of the company's ongoing margin-improvement program.

         For the first nine months, sales of healthcare products and services, excluding the effect of foreign exchange, totaled $744.5 million compared with $642.2 million in the first nine months of 2003. Year-to-date operating income increased to $61.0 million from $26.1 million in the corresponding period last year.

         Third-quarter sales in the laboratory-workstations segment decreased to $44.5 million from $50.4 million in the prior year. The segment reported operating income of $0.8 million in the quarter. The decline in sales and operating income was due to slower demand for small projects and an increase in steel prices. Order activity in the laboratory-workstations segment improved during the third quarter with backlog at approximately $129 million at the end of the quarter, compared with $101 million at the corresponding period of 2003.

         Year-to-date sales in the laboratory-workstations segment were $126.3 million compared with $156.1 million in the prior-year period. Operating income for the nine-month period was $1.9 million compared with $9.3 million in the prior year.

RECENT DEVELOPMENTS

      - On Aug. 2, Fisher Scientific and Apogent Technologies Inc. completed the merger of the two companies.

                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 5

      - On Sept. 20, Fisher called $299.8 million of Apogent's 2.25 percent convertible notes for redemption on Oct. 20. Holders had the right to convert their notes until Oct. 18. The total cash payment to settle the redeemed and converted notes is approximately $310 million. The majority of these notes will be settled in cash on Nov. 8.

COMPANY OUTLOOK

         Fisher Scientific is narrowing its 2004 and 2005 EPS guidance ranges solely to reflect an increase in the diluted share count associated with Apogent options that were exercised following the merger. Its 2004 and 2005 revenue growth and operating margin guidance remain unchanged. The company is narrowing its 2004 EPS guidance to a range of $2.81 to $2.84 from previously issued guidance of $2.80 to $2.87, and 2005 EPS guidance to $3.45 to $3.60 from previously issued guidance of $3.45 to $3.65.

     Fisher continues to expect 2004 operating cash flow to be in the range of $350 million to $370 million, reflecting continued improvements in working capital management. The company is reducing its estimates for 2004 capital expenditures to $100 million from previously issued guidance of $125 million, reflecting revised timing of expenditures. Fisher Scientific anticipates that this spending will occur in 2005.

     The company's detailed guidance for 2004 and 2005 is as follows:

                                                                         2004                            2005
                                                                         ----                            ----
     REVENUE GROWTH (EXCLUDING FOREIGN EXCHANGE)                    27.5% - 29.5%                    20.0% - 22.0%
     OPERATING MARGINS                                              10.0% - 10.2%                    13.3% - 13.5%
     EARNINGS PER SHARE                                             $2.81 - $2.84                    $3.45 - $3.60
     DILUTED SHARE COUNT                                             92.5 million                    127.0 million
     OPERATING CASH FLOW                                         $350 - $370 million              $510 - $540 million
     CAPITAL EXPENDITURES                                            $100 million                    $155 million


                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 6


         The company's guidance by segment for 2004, excluding foreign exchange, is as follows:

                            SEGMENT                               REVENUE GROWTH RATE                 OPERATING MARGIN
                            -------                               -------------------                 ----------------
         SCIENTIFIC PRODUCTS AND SERVICES                             34.0% -37.0%                     10.6% - 11.0%
         HEALTHCARE PRODUCTS AND SERVICES                            18.0% - 22.0%                      8.6% - 9.1%
         LAB WORKSTATIONS                                           (16.0%)-(18.0%)                      0.0% - 1.0%

         Fisher anticipates one-time costs for the Apogent transaction in 2004 and 2005 of $190 million and $60 million respectively, related to inventory step-up amounts, merger expenses, restructuring and other integration costs. These one-time costs include cash charges of approximately $70 million and $40 million for 2004 and 2005, respectively. The 2004 one-time costs have been increased by $10 million for cash charges related to the decision to call for redemption Apogent's 2.25 percent convertible notes. In addition, in 2004, Fisher expects one-time charges of approximately $25 million primarily associated with the Perbio, Oxoid and Dharmacon transactions. The company expects to record a one-time gain of approximately $23 million in the fourth quarter of this year, attributable to an investment in ProcureNet Inc., a subsidiary that was spun off from Fisher in 1999. ProcureNet has signed a definitive agreement to be sold, subject to customary closing conditions. These one-time costs and gain are excluded from the operating margin and EPS guidance for 2004 and 2005.

         The estimated diluted share count in 2004 and 2005 includes the effect of outstanding convertible notes based on the treasury stock method. Guidance for 2005 continues to include Apogent integration savings of $55 million, which, on a quarterly basis, will increase throughout the year, with roughly $20 million realized in the first half.

UPCOMING PRESENTATIONS

Fisher Scientific will present at the following events:

      - Merrill Lynch Health Services Conference, Nov. 30 at 8 a.m. at the Waldorf Astoria Hotel in New York City;

                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 7


      - Lazard's Life Sciences Conference, Nov. 30 at 3:30 p.m. at The Mandarin Oriental Hotel in New York City; and the

      - JPMorgan Healthcare Conference, Jan. 10-13 at the Westin St. Francis Hotel in San Francisco.

            The company expects to webcast these presentations. Details on the webcast will be available on our Web site on the date of the conference.

CONFERENCE CALL SCHEDULED

         Fisher will host a teleconference on Thursday, Nov. 4, to discuss its third-quarter financial results and guidance for 2004 and 2005. Details are provided below:

Live conference call
--------------------
Date: Thursday, Nov. 4
Time: 10 a.m. Eastern Standard Time (EST)
Within United States: 800-299-8538
International: (+1) 617-786-2902

Audio replay (available for 10 days):
-------------------------------------
Within United States: 888-286-8010
International: (+1) 617-801-6888
Conference replay code: 89500895

         The conference call will also be webcast on Fisher's Web site (www.fisherscientific.com) and will be archived until Dec. 3.

FISHER SCIENTIFIC: A WORLD LEADER IN SERVING SCIENCE

Fisher Scientific International Inc. (NYSE: FSH) is a leading provider of products and services to the scientific community. Fisher facilitates discovery by supplying researchers and clinicians in labs around the world with the tools they need. We serve pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals; reference, quality-control, process-control and R&D labs in various industries; as well as governments and first responders. From biochemicals, cell-culture media and proprietary RNAi technology to rapid-diagnostic tests, safety products and other consumable supplies, Fisher provides more than 600,000 products and services. This broad offering, combined with Fisher's globally integrated supply chain and unmatched sales and marketing presence, help make our 350,000 customers more efficient and effective at what they do.

                                    - more -

Fisher Scientific Reports Record Third-Quarter Sales - Page 8


Founded in 1902, Fisher Scientific is a FORTUNE 500 company and is a component of the S&P 500 Index. Fisher has approximately 17,000 employees worldwide, and our annual revenues are expected to exceed $5 billion in 2005. Fisher Scientific is a company committed to high standards and delivering on our promises -- to customers, shareholders and employees alike. Additional information about Fisher is available on the company's Web site at www.fisherscientific.com.




FORWARD-LOOKING STATEMENTS

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

                                        #

                                                                         TABLE 1

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                             STATEMENT OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED     NINE MONTHS ENDED
                                                           SEPTEMBER 30,         SEPTEMBER 30,
                                                      ---------------------  ---------------------
                                                          2004       2003       2004         2003
                                                      ----------   --------  ---------   ---------
Sales                                                 $ 1,263.0    $ 890.0   $ 3,331.6   $ 2,587.9

Cost of sales                                             900.1      651.0     2,385.0     1,902.6

Selling, general and administrative expense               269.1      170.9       698.9       489.4

Restructuring and other charges                             1.6          -         1.6           -
                                                      ----------   --------  ---------   ---------

Income from operations                                     92.2       68.1       246.1       195.9

Interest expense                                           29.6       23.4        74.6        62.3

Other expense, net                                         54.1       11.6        54.5        59.2
                                                      ----------   --------  ---------   ---------

Income before income taxes                                  8.5       33.1       117.0        74.4

Income tax provision (benefit)                             (2.3)       5.4        26.9        14.6
                                                      ----------   --------  ---------   ---------

Net income                                            $    10.8    $  27.7   $    90.1   $    59.8
                                                      ==========   ========  =========   =========

Net income per common share:
  Basic                                               $    0.11    $  0.50   $    1.19   $    1.09
                                                      ==========   ========  =========   =========
  Diluted                                             $    0.10    $  0.47   $    1.11   $    1.02
                                                      ==========   ========  =========   =========

Weighted average common shares outstanding:
  Basic                                                    99.2       55.2        75.7        54.9
                                                      ==========   ========  =========   =========
  Diluted                                                 106.0       59.4        81.0        58.5
                                                      ==========   ========  =========   =========

                                                                         TABLE 2

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                                 SEGMENT RESULTS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                               THREE MONTHS ENDED                          NINE MONTHS ENDED
                                                  SEPTEMBER 30,                              SEPTEMBER 30,
                                                  -------------                              -------------
                                                     GROWTH                                     GROWTH
                                       2004           RATE          2003          2004           RATE         2003
                                       ----           ----          ----          ----           ----         ----
REVENUE
Scientific Products and Services     $  945.9          49.5%      $  632.8      $2,478.5          37.4%     $1,804.4
Healthcare Products and Services        283.7          33.4%         212.6         747.5          16.4%        642.2
Laboratory Workstations                  44.5         -11.7%          50.4         126.3         -19.1%        156.1
Eliminations                            (11.1)                        (5.8)        (20.7)                      (14.8)
                                     --------                     --------      --------                    --------
  Total                              $1,263.0          41.9%      $  890.0      $3,331.6          28.7%     $2,587.9
                                     ========                     ========      ========                    ========

                                               THREE MONTHS ENDED                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                                    SEPTEMBER 30,
                                                  -------------                                    -------------
                                              OPERATING             OPERATING              OPERATING             OPERATING
                                      2004      MARGIN      2003      MARGIN       2004      MARGIN      2003      MARGIN
                                      ----      ------      ----      ------       ----      ------      ----      ------
OPERATING INCOME
Scientific Products and Services     $112.3       11.9%    $ 62.5        9.9%     $255.1       10.3%    $165.3        9.2%
Healthcare Products and Services       33.6       11.8%       7.3        3.4%       61.0        8.2%      26.1        4.1%
Laboratory Workstations                 0.8        1.8%       2.9        5.8%        1.9        1.5%       9.3        6.0%
Eliminations                           (0.3)                 (0.1)                  (0.3)                 (0.3)
                                      ------                ------                 ------                ------
   Segment sub-total                  146.4       11.6%      72.6        8.2%      317.7        9.5%     200.4        7.7%
                                      ------                ------                 ------                ------

Inventory step-up                     (44.4)                 (4.5)                 (60.3)                 (4.5)
Non-recurring integration
  related costs                        (8.2)                   --                   (9.7)                   --
Restructuring charges                  (1.6)                   --                   (1.6)                   --
                                     ------                ------                 ------                ------
     Operating income                $ 92.2                $ 68.1                 $246.1                $195.9
                                     ======                ======                 ======                ======

The information for the three and nine months ended September 30, 2003 has been reclassified to conform with the current presentation of reportable segments.

                                                                         TABLE 3

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                             CONDENSED BALANCE SHEET
                                  (IN MILLIONS)

                                                    SEPTEMBER 30,     DECEMBER 31,
                                                        2004             2003
                                                        ----             ----
                                                     (UNAUDITED)
ASSETS
Current assets:
   Cash and cash equivalents                            $   296.4        $    83.8
   Accounts receivable, net                                 646.4            432.7
   Inventories                                              651.4            355.4
   Other current assets                                     211.9            138.9
                                                        ---------        ---------
      Total current assets                                1,806.1          1,010.8

Property, plant and equipment                               745.0            440.9
Goodwill                                                  4,193.2          1,006.9
Other assets                                              1,244.6            400.8
                                                        ---------        ---------
Total assets Total assets                               $ 7,988.9        $ 2,859.4
                                                        =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Short-term debt                                      $    38.1        $    12.0
   Accounts payable                                         448.2            377.7
   Accrued and other current liabilities                    465.4            258.8
                                                        ---------        ---------
      Total current liabilities                             951.7            648.5

Long-term debt                                            2,602.5          1,386.1
Other liabilities                                           560.2            249.4
                                                        ---------        ---------
      Total liabilities                                   4,114.4          2,284.0
                                                        ---------        ---------
Total stockholders' equity                                3,874.5            575.4
                                                        ---------        ---------
      Total liabilities and stockholders' equity        $ 7,988.9        $ 2,859.4
                                                        =========        =========

                                                                         TABLE 4

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                        CONDENSED STATEMENT OF CASH FLOWS
                                  (IN MILLIONS)
                                   (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                     -------------
                                                                    2004        2003
                                                                    ----        ----
Cash flows from operating activities:
   Net income                                                     $  90.1     $  59.8
   Depreciation and amortization                                     93.1        58.2
   Other adjustments to reconcile net income to cash
      provided by operating activities                               55.5        62.9
   Changes in working capital and other assets and liabilities        3.8       (25.3)
                                                                  -------     -------
      Cash provided by operating activities                         242.5       155.6
                                                                  -------     -------
Cash flows from investing activities:
   Acquisitions, net of cash acquired                              (326.2)     (649.0)
   Capital expenditures                                             (57.1)      (50.1)
   Other investing activity                                          (2.3)      (14.2)
                                                                  -------     -------
      Cash used in investing activities                            (385.6)     (713.3)
                                                                  -------     -------
Cash flows from financing activities:
   Proceeds from sale of common stock                                  --       261.0
   Proceeds from stock options exercised                             92.1        11.5
   Net change in debt                                               318.1       563.3
   Other financing activity                                         (54.2)      (54.4)
                                                                  -------     -------
      Cash provided by financing activities                         356.0       781.4
                                                                  -------     -------
Effect of exchange rate changes on cash                              (0.3)        3.4

Net change in cash and cash equivalents                             212.6       227.1

Cash and cash equivalents - beginning of period                      83.8        38.8

                                                                  -------     -------
Cash and cash equivalents - end of period                         $ 296.4     $ 265.9
                                                                  =======     =======

                                                                         TABLE 5

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                             STATEMENT OF OPERATIONS
                            SUPPLEMENTARY INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                  THREE MONTHS ENDED
                                                                                  ------------------
                                                                SEPTEMBER 30, 2004                    SEPTEMBER 30, 2003
                                                                ------------------                    ------------------
                                                         AS                         AS           AS                          AS
                                                      REPORTED   ADJUSTMENTS      ADJUSTED    REPORTED    ADJUSTMENTS      ADJUSTED
                                                      --------   -----------      --------    --------    -----------      --------
Sales                                                $ 1,263.0   $      --       $ 1,263.0   $   890.0    $      --       $   890.0
Cost of sales                                            900.1       (46.0)(a)       854.1       651.0         (4.5)(a)       646.5
Selling, general and administrative expense              269.1        (6.6)(b)       262.5       170.9           --           170.9
Restructuring and other charges                            1.6        (1.6)             --          --           --              --
                                                     ---------   ---------       ---------   ---------    -------         ---------
Income from operations                                    92.2        54.2           146.4        68.1          4.5            72.6
Interest expense                                          29.6          --            29.6        23.4           --            23.4
Other (income) expense, net                               54.1       (54.8)(c)        (0.7)       11.6        (12.7)(c)        (1.1)
                                                     ---------   ---------       ---------   ---------    -------         ---------
Income before income taxes                                 8.5       109.0           117.5        33.1         17.2            50.3
Income tax provision (benefit)                            (2.3)       40.1(d)         37.8         5.4          4.4(d)          9.8
                                                     ---------   ---------       ---------   ---------    -------         ---------
Net income                                           $    10.8   $    68.9       $    79.7   $    27.7    $    12.8       $    40.5
                                                     =========   =========       =========   =========    =========       =========
Diluted net income per common share                  $    0.10   $    0.65       $    0.75   $    0.47    $    0.21       $    0.68
                                                     =========   =========       =========   =========    =========       =========
Diluted weighted average common shares outstanding       106.0                       106.0        59.4                         59.4
                                                     =========   =========       =========   =========    =========       =========

(a) Represents charges associated with the step-up of inventory to fair value at the dates of acquisition and other integration related costs.

(b)   Represents charges associated with integration related activities.

(c) Represents charges associated with call premiums and deferred financing fees.

(d) Represents an adjustment for the incremental tax benefit associated with items (a), (b) and (c).


                     RECONCILIATION OF NET INCOME TO EBITDA

                                                           THREE MONTHS ENDED
                                                             SEPTEMBER 30,
                                                             -------------
                                                            2004       2003
                                                            ----       ----
NET INCOME                                                 $ 10.8     $ 27.7
ADJUSTMENTS TO RECONCILE NET INCOME TO ADJUSTED EBITDA:
Income tax provision (benefit)                               (2.3)       5.4
Interest expense                                             29.6       23.4
Depreciation and amortization                                41.8       20.0
Amortization of deferred financing fees                      (1.8)      (1.0)
Inventory step-up                                            44.4        4.5
Non-recurring integration related costs                       8.2         --
Restructuring charges                                         1.6         --
Call premiums and deferred financing fees                    54.8       12.7
                                                           ------     ------
ADJUSTED EBITDA                                            $187.1     $ 92.7
                                                           ======     ======

                                                                         TABLE 6

                      FISHER SCIENTIFIC INTERNATIONAL INC.
                             STATEMENT OF OPERATIONS
                            SUPPLEMENTARY INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                     NINE MONTHS ENDED
                                                                                     -----------------
                                                               SEPTEMBER 30, 2004                       SEPTEMBER 30, 2003
                                                               ------------------                       ------------------
                                                          AS                           AS         AS                          AS
                                                       REPORTED   ADJUSTMENTS       ADJUSTED    REPORTED     ADJUSTMENTS   ADJUSTED
                                                       --------   -----------       --------    --------     -----------   --------
Sales                                                 $ 3,331.6   $      --        $ 3,331.6    $ 2,587.9    $      --    $ 2,587.9

Cost of sales                                           2,385.0       (61.9)(a)      2,323.1      1,902.6    (4.5) (a)      1,898.1

Selling, general and administrative expense               698.9        (8.1)(b)        690.8        489.4           --        489.4

Restructuring and other charges                             1.6        (1.6)              --           --           --           --
                                                      ---------   ---------        ---------    ---------    ---------    ---------

Income from operations                                    246.1        71.6            317.7        195.9          4.5        200.4

Interest expense                                           74.6          --             74.6         62.3           --         62.3

Other (income) expense, net                                54.5       (57.0)(c)         (2.5)        59.2        (62.0) (e)    (2.8)
                                                      ---------   ---------        ---------    ---------    ---------    ---------

Income before income taxes                                117.0       128.6            245.6         74.4         66.5        140.9

Income tax provision                                       26.9        46.8(d)          73.7         14.6     22.7 (f)         37.3
                                                      ---------   ---------        ---------    ---------    ---------    ---------

Net income                                            $    90.1   $    81.8        $   171.9    $    59.8    $    43.8    $   103.6
                                                      =========   =========        =========    =========    =========    =========

Diluted net income per common share                   $    1.11   $    1.01        $    2.12    $    1.02    $    0.75    $    1.77
                                                      =========   =========        =========    =========    =========    =========

Diluted weighted average common shares outstanding         81.0                         81.0         58.5                      58.5
                                                      =========                    =========    =========                 =========

(a) Represents charges associated with the step-up of inventory to fair value at the dates of acquisition and other integration related costs.

(b)   Represents charges associated with integration related activities.

(c) Represents charges associated with call premiums, deferred financing fees, and the termination of a foreign currency contract.

(d) Represents an adjustment for the incremental tax benefit associated with items (a), (b) and (c).

(e) Represents charges associated with call premiums and deferred financing fees.

(f) Represents an adjustment for the incremental tax benefit associated with item (e).


                     RECONCILIATION OF NET INCOME TO EBITDA

                                                             NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                                -------------
                                                             2004          2003
                                                             ----          ----
NET INCOME                                                 $    90.1     $    59.8
ADJUSTMENTS TO RECONCILE NET INCOME TO ADJUSTED EBITDA:

Income tax provision                                            26.9          14.6
Interest expense                                                74.6          62.3
Depreciation and
amortization                                                    93.1          58.2
Amortization of deferred
financing fees                                                  (3.4)         (2.6)
Inventory
step-up                                                         60.3           4.5
Non-recurring integration
related costs                                                    9.7            --
Termination of foreign currency contract                         2.2            --
Restructuring
charges                                                          1.6            --
Call premiums and deferred financing fees                       54.8          62.0
                                                           ---------     ---------
ADJUSTED EBITDA                                            $   409.9     $   258.8
                                                           =========     =========